Exhibit 99.1

ITG RELEASES SEPTEMBER 2015 U.S.
TRADING VOLUMES

NEW YORK, October 8, 2015 — ITG (NYSE: ITG), a leading independent execution broker and research provider, today announced that September 2015 U.S. trading volume was 2.6 billion shares and average daily volume (ADV) was 122 million shares. This compares to 2.8 billion shares and ADV of 134 million shares in August 2015 and 3.4 billion shares and ADV of 161 million shares in September 2014. There were 21 trading days in each of September 2015, August 2015 and September 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

September 2015	21	2,571,444,140	122,449,721	43,133,914	247	4,494,643	14,474	27,305

Year-to-Date:	188	32,889,962,490	174,946,609	83,995,879	260	13,534,341	15,542	33,637

*Excluding shares crossed through POSIT Alert from ITG algorithms

During September 2015, there was an increase in the percentage of trading activity from buy-side clients as compared to the level in August 2015, increasing the overall average revenue per share.

International Trading Activity

The average daily trading commissions in September 2015 in ITG’s Canadian, European and Asia Pacific businesses were down a combined 34% compared to the second quarter of 2015.

“We continue to work on restoring customer confidence and returning to normal business activity levels,” said ITG interim CEO Jarrett Lilien.  “We made progress in September as a number of clients resumed trading and the initial trends for October are looking positive.”

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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